Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Crown Castle International Corp. of our report dated December 7, 2012, relating to the Statement of Revenues and Certain Expenses of T3 Sites, comprising the operations of certain wireless communications towers owned by subsidiaries of T-Mobile USA, Inc., which appears in Crown Castle International Corp.’s Current Report on Form 8-K/A dated December 21, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

January 18, 2013